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                                                                     EXHIBIT 5.1





                                   August 25, 1997





Canterbury Park Holding Corporation
1100 Canterbury Drive
Shakopee, Minnesota  55379

    Re: OPINION OF COUNSEL AS TO LEGALITY OF 573,000 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

    This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 573,000 shares of Common Stock, $0.01 par value, of Canterbury Park Holding Corporation (the "Company") offered to officers, other key employees and non-employee directors pursuant to the Canterbury Park Holding Corporation 1994 Stock Plan (the "Stock Plan"), to certain employees and advisors pursuant to the Canterbury Park Holding Corporation Compensatory Employee and Advisor Stock Plan (the "Compensatory Plan") and to certain non-employee consultants and advisors pursuant to the Canterbury Park Holding Corporation Stock Option Plan for Non-Employee Consultants and Advisors (the "Consultants Plan") (collectively, the "Plans").

    We advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 573,000 shares of Common Stock to be issued by the Company under the Plans, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

    The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                             Very truly yours,

                             LINDQUIST & VENNUM P.L.L.P.

                             /s/ Lindquist & Vennum P.L.L.P.